Exhibit 10.1

August 24, 2022

Kevin D’Amour
Via email

RE:	Separation Agreement and General Release

Dear Kevin:

The purpose of this separation agreement (the “Separation Agreement”) is to memorialize the terms and conditions of the separation of your employment with Brooklyn ImmunoTherapeutics, Inc. (the “Company”) and its subsidiaries and affiliates (together with the Company collectively, the “Company Group”), as well as that certain Executive Employment Agreement, dated June 5, 2021, by and between YOU (the terms “YOU” and “YOUR” refers to Kevin D’ Amour) and the Company (the “Employment Agreement”). Capitalized terms used but not defined here in shall have the meanings ascribed thereto in the Employment Agreement.

To ensure that YOUR separation from the Company occurs on mutually acceptable terms, this Separation Agreement, along with the General Release of Claims on Exhibit A, attached hereto and made a part hereof (the “General Release”), will summarize the terms and conditions surrounding YOUR separation including, without limitation, the compensation, and benefits that will be provided to YOU.

Separation Date

The effective date of the separation of YOUR employment, and the Employment Agreement, is August 26, 2022 (“Separation Date”).

Resignation as Officer and Director of the Company Group

YOU acknowledge and agree that, effective as of the Separation Date, YOU will be deemed to have resigned from all positions then held as an officer as well as a member of any board of directors, and any committee thereto, throughout the Company Group.

Accrued Obligations

Whether or not YOU choose to sign this Separation Agreement and the General Release, the Company will pay to YOU any (a) accrued but unpaid base salary YOU have earned through the Separation Date, (b) accrued but unused paid time off through the Separation Date (c) reimbursement for unreimbursed business expenses properly incurred by YOU pursuant to the Company’s applicable expense reimbursement policy; and (d) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, in each case, less applicable withholding and employment taxes, all of which shall be paid to YOU by the Separation Date or such other date as required under the applicable employee benefit plan.

For purposes of this Separation Agreement and the General Release, the amounts described above in this section shall be referred to as the “Accrued Obligations”.

Separation Benefits

In the event that YOU execute and deliver to the Company both the Separation Agreement and the General Release, and YOU do not revoke the General Release within the time period permitted by law (such period, the  “Revocation  Period”  as  defined  below), the following shall apply (subject to any timing restrictions as may be applicable under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)):

●
Commencing on the first regular payroll date immediately following the end of the Revocation Period, the Company shall continue to pay to YOU YOUR annual base salary for a period of nine (9) months thereafter (the “Severance Period”) in accordance with the Company’s normal payroll processing, for a total gross amount equal to $311,250 (less applicable income and employment tax withholdings).

●
If YOU (or YOU and YOUR eligible dependents) timely and properly elects health insurance continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the cost of the COBRA premiums until the earlier of (i) the last day of the Severance Period or (ii) the termination of YOUR rights  under COBRA;  provided,  for the avoidance of doubt, that such covered dependents participated in the Company’s health plans prior to such separation, and provided, further, that if at any time the Company determines that its payment of YOUR (or YOUR eligible dependents’ ) premiums would result in a violation of law, then in lieu of providing the premiums described above, the Company will instead pay YOU a fully taxable  monthly cash  payment in an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Severance Period.

For purposes of this Separation Agreement and the General Release, the benefits described above in this section shall be referred to as the “Separation Benefits”. Except for the Accrued Obligations, the payments from the Company to YOU pursuant to the terms of this Separation Agreement (including the Separation Benefits) are not provided as a raise, bonus, or condition of YOUR employment with the Company.

10355 Science Center Drive, Suite 150, San Diego, CA 92121 | tel: (212) 582-1199 | brooklynitx.com
Mailing address: 10531 4S Commons Drive, Suite 160-550, San Diego, CA 92127

YOU acknowledge and agree that as of the Separation Date,  this Separation  Agreement  and General Release shall supersede and replace all benefits, rights and obligations in connection with YOUR employment with the Company Group, except for those terms in the Employment Agreement that are specifically restated herein. Accordingly, YOU further acknowledge and agree that this Separation Agreement and the General  Release sets forth  all  compensation  and  benefits to which YOU are entitled and shall be paid to YOU in full satisfaction thereof, in connection with your employment with the Company Group.

YOU also acknowledge and agree that the Separation Benefits to be paid under this Agreement is due solely from the Company and that Insperity PEO Services, L.P. (“Insperity”), the professional employer organization retained by the Company, has no obligation to pay the Severance benefits, even though its payment may be processed through Insperity.

Equity Awards

YOU acknowledge and agree that as of the Separation Date:

●
The vested portion of the Option Grant (which specifically relates to 38,074 shares of  the  Company) shall  be eligible to be exercised  for a period of ninety (90) days after the Separation Date pursuant to the terms and conditions of the Option Grant. The remainder of the Option Grant (which relates specifically to 102,506 shares of the Company) is unvested and shall be immediately forfeited as of the Separation Date.

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The unvested portion of the RSU Grant, which specifically relates to 52,717 shares of the Company, shall be immediately forfeited as of the Separation Date. The vested portion of the RSU Grant, which specifically related to 17,573 shares of the Company were previously vested pursuant to the terms and conditions of the RSU Grant.

●
The outstanding portion of the performance stock units granted to YOU on March 11, 2022 (the “2022 PSU Award”), which specifically relates to 103,800 shares of the Company, is unvested and shall be immediately forfeited as of the Separation Date. The remainder of the 2022 PSU Award, which specifically related to 34,600 shares of the Company, were previously forfeited prior to the Separation Date pursuant to the terms and condition of the 2022 PSU Award.

●
The vested portion of the stock option granted to YOU on March 11, 2022 (the “2022 Option”) (which specifically relates to 19,222 shares of the Company) shall be eligible to be exercised for a period of ninety (90) days after  the  Separation Date pursuant to the terms and conditions of the applicable stock option award agreement. The remainder of the 2022 Option (which relates specifically to 119,178 shares of the Company) is unvested and shall be immediately forfeited as of the Separation Date.

10355 Science Center Drive, Suite 150, San Diego, CA 92121 | tel: (212) 582-1199 | brooklynitx.com
Mailing address: 10531 4S Commons Drive, Suite 160-550, San Diego, CA 92127

You acknowledge and agree that you do not have any rights with respect to any other equity awards or equity-based interests in the Company.

Agreement Preparation and Negotiation Fees

Upon submission of invoices and other applicable documentation reasonably requested by the Company, the Company shall  reimburse you for reasonable  attorneys’  fees and costs incurred by you in connection with your separation including the preparation and negotiation of this Separation Agreement and General Release, up to a maximum amount of $5,000.

Integration of Employment Agreement; Survival of Certain Provisions

As of the Separation Date, YOU acknowledge and agree that this Separation Agreement shall supersede and replace the Employment Agreement, except for those provision that are specifically restated and incorporated by reference herein, in addition to the following provisions under the Employment Agreement (collectively, the “Survival Provisions”): Section 6 (Company Property) provided you will be entitled to keep and not obligated to return to the Company your work laptop so long as all of the Company property, documents and confidential information are removed from such laptop; Section 9 (Protection of Confidential Information); Section 10 (Intellectual Property); Section 11 (Publicity; Non-disparagement), except the parties agree that nothing in this Separation Agreement or the Employment Agreement prevents YOU from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that YOU have reason to believe is unlawful; Section 20 (Dispute Resolution) and Section 21 (Indemnification) which shall remain in full force and effect except the parties agree that (a) individual claims under the Private Attorneys General Act can be subject to arbitration under that Section 20 and (b) the following claims are excluded from the scope of that Section 20: (i) claims under the National Labor Relations Act, (ii) claims under the California Workers’ Compensation Act, (iii) claims for unemployment compensation benefits, (iv) claims for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974, (v) claims that are subject to the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, or (vi) claims that are expressly prohibited from mandatory arbitration under applicable law. Accordingly, YOU further acknowledge and agree that (i) this Separation Agreement sets fo1th all compensation and benefits to which YOU are  entitled  under  YOUR Employment Agreement; and (ii) in the event that YOU breach any of the Survival Provisions, the Separation Benefits shall cease immediately and YOU will no longer be entitled to such benefits.

Release Of Claims Against The Company Group

In exchange  for  and  as a condition to receiving  the Separation Benefits, YOU  shall knowingly and willingly release the Company Group from any kind of claim YOU have arising out of or related to YOUR employment, the Employment Agreement and/or the termination of YOUR employment with the Company Group by executing the General Release attached hereto as Exhibit A.

10355 Science Center Drive, Suite 150, San Diego, CA 92121 | tel: (212) 582-1199 | brooklynitx.com
Mailing address: 10531 4S Commons Drive, Suite 160-550, San Diego, CA 92127

YOU will be required to execute the General Release, and therefore agree to be bound by the terms and conditions thereof, no earlier than the Separation Date but no later than thirty (30) days after such Separation Date.

Cooperation/Assistance

Cooperation and Assistance: Upon reasonable notice  and at reasonable times, YOU agree to assist and cooperate with the Company, by telephone or video conference or otherwise, concerning business or legal related matters about which YOU possess relevant knowledge or information. Such cooperation shall only be provided at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any  business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and /or trials) about which YOU possess relevant knowledge or information. In addition, you agree to promptly inform the Company if any person or entity contacts YOU in an effort to obtain information about the Company. The Company agrees to reimburse YOU for all reasonable and necessary costs and expenses incurred in connection with such cooperation and will compensate YOU at a reasonable rate for time spent by YOU at the Company’s request in connection with such cooperation.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Separation Agreement and the General Release are intended to be a single integrated contract expressing our entire understanding regarding  the subjects  it addresses. As such, it supersedes all oral and written agreements, promises, representations  and discussions that occurred before the time YOU sign each of them except as to any obligations YOU may owe to the Company Group as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section above that remain in effect and for the avoidance of doubt, no extrinsic evidence may be introduced in any judicial proceeding or arbitration involving this Separation Agreement. This Separation Agreement and the General Release may be amended or modified only by an agreement in writing signed by YOU and counter signed by an executive officer of the Company. The failure by the Company or YOU (i) to declare a breach, or (ii) to otherwise assert rights under this Agreement shall not be construed as a waiver of any of rights under this Separation Agreement and the General Release. This Separation Agreement and the General Release may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

10355 Science Center Drive, Suite 150, San Diego, CA 92121 | tel: (212) 582-1199 | brooklynitx.com
Mailing address: 10531 4S Commons Drive, Suite 160-550, San Diego, CA 92127

Governing Law; Venue

This Separation Agreement and the General Release shall be governed by the laws of the  State of California applicable to contracts executed  and  performed  within  that State and  without respect to conflict of laws principles. The parties hereto irrevocably and unconditionally (i) agree that any suit, action or legal proceeding arising out  of or relating to  this Agreement shall be brought in the courts of record of the State of California or the court of  the United States, Southern  District of California; and (ii) consent to the jurisdiction of each such court in any suit, action  or proceeding.

Acknowledgements and Certifications

YOU acknowledge and certify that:

●
YOU have read and YOU understand all of the terms of this Separation Agreement and the General Release on Exhibit  A, and are  not  relying  on  any  representation or statement, written or oral, not set forth in this Separation Agreement and the General Release;

●	YOU are signing this Separation Agreement, and shall sign the General Release, knowingly and voluntarily;

●	YOU have been advised to consult with an attorney before signing this Separation Agreement and the General Release ;

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YOU have the right to consider the terms of this Separation Agreement and the General Release for 21 days; however, YOU do not have to take all  21 days to consider it, and if YOU take fewer than 21 days to review this Separation Agreement and the General Release,  YOU  expressly waive any and  all  rights to consider this Separation Agreement and the General Release for the balance of the 21-day review period; and

●
the General Release includes a release of any claim YOU might have under the ADEA (the “ADEA Claims”). For seven (7) days  after signing  the  General Release, YOU have the right to revoke YOUR release of ADEA Claims (the “Revocation Period”). To revoke YOUR release  of  ADEA Claims, the revocation or rescission must be in writing and must be delivered by hand or sent by certified mail , return receipt requested, postmarked with in the seven (7) day period, and properly addressed to the Chairman of the Company at  10355 Science Center Drive, Suite 150, San Diego, CA 92121. Revoking YOUR release of ADEA Claims shall result in the invalidation of this Separation Agreement, in its entirety, as of such revocation date; and

10355 Science Center Drive, Suite 150, San Diego, CA 92121 | tel: (212) 582-1199 | brooklynitx.com
Mailing address: 10531 4S Commons Drive, Suite 160-550, San Diego, CA 92127

●
YOU and the Company and Parent each agree that any changes that have been made to this Separation Agreement and the General Release from the versions originally presented to YOU do not extend the 21-day period YOU have been given to consider this Separation Agreement and the General Release, whether those changes are deemed material or non-material.

IF YOU SIGN THIS DOCUMENT AND EXHIBIT A ATTACHED HERETO, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

Dated: August 26, 2022	/s/ KEVIN D’AMOUR
KEVIN D’AMOUR

Dated: August 26, 2022	BROOKLYN IMMUNOTHERAPEUTICS, INC.

	By:	/s/ Matt Angel
Name: Matt Angel
Title: CEO

10355 Science Center Drive, Suite 150, San Diego, CA 92121 | tel: (212) 582-1199 | brooklynitx.com
Mailing address: 10531 4S Commons Drive, Suite 160-550, San Diego, CA 92127

EXHIBIT A

GENERAL RELEASE OF CLAIMS

1.             In exchange for the Separation Benefits described in that certain Separation  and Release Agreement (the “Company”),  dated  August 24, 2022  (the  “Separation  Agreement”)  to which this General Release of Claims is attached as Exhibit A thereto, Kevin  D’Amour (“Executive”), for himself and his family, heirs, executors, administrators,  legal  representatives and their respective successors and assigns, does hereby release and forever discharge Brooklyn ImmunoTherapeutics, Inc. (the “Company”) and its subsidiaries, affiliated companies, successors and assigns (to get her with Company, the “Company Group”) and  Insperity PEO Services, L.P., the professional employer organization retained by the Company, and its current and former parent companies, subsidiaries and other affiliates (collectively, “Insperity”), and their respective current or former directors, officers, employees, shareholders, insurers or agents in such capacities (collectively with the Company Group and Insperity, the “Released  Parties”)  from  any  and  all actions, causes of action, suits, controversies, claims and demands whatsoever, for or  by reason  of any matter, cause or thing whatsoever, whether known  or unknown  including,  but  not limited  to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, and/or in connection with or arising under the Employment Agreement (as defined in the Separation Agreement), whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company Group encouraged him to consult  with  an  attorney  of  his  choosing,  and  through  this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment  Act (“ADEA’’) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the  basis  of  age in  employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he  is  in fact waiving,  releasing and forever giving  up any claim  under the  ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to  the  contrary, this  General  Release  of Claims shall not apply to (i) any rights to receive any payments or  benefits pursuant to the Separation Agreement, (ii) any rights or claims that may arise as a  result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification  rights  Executive may have as a former officer or director of the Company Group, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained  by the Company Group in accordance with the terms of such policy, (v) any indemnification rights set forth in the parties’ prior Employment Agreement; and (vi) any rights as a holder of equity securities of the Company.

2              Executive represents that he has not  filed  against  the  Released  Parties  any complaints, charges, or  lawsuits arising out of his employment or under his Employment Agreement, or any other matter arising on  or  prior to the date of this  General  Release  of  Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, that

a               Nothing in this Agreement prohibits or prevents the  Executive from  filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal  Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made to such an anti-discrimination agency, he shall not be entitled  to  recover any individual monetary relief  or  other  individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims and non-disparagement clauses, prohibits the Executive from (A) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (B) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (C) otherwise fully participating in any federal whistleblower programs, including but  not  limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents the Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

b.           Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

3.             Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code section 1542, a statute that otherwise prohibits the release of unknown Claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECTS TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.

Being aware of said code section, Executive agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law  principles of similar effect.

4.            Executive here by acknowledges that the Company Group has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke the release of ADEA claims by providing written notice of his revocation to the Company Group (the “Revocation Period”).

5.          Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of California applicable to contracts made and to be performed entirely within such State.

6.           Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this General Release of Claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

7.           This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive delivers written revocation(s) to the Company within the aforementioned Revocation Period.

/s/ KEVIN D’AMOUR
KEVIN D’AMOUR

August 26, 2022